Exhibit 10.3
Form 8-K
aVinci Media Corporation
File No. 000-17288

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into effective as of April 1, 2008 (the “Effective Date”), by and between Sequoia Media Group, LC, a Utah limited liability company (the “Company”), and Edward B. Paulsen, an individual (the “Executive”).

In consideration of the mutual promises and covenants contained in, and the mutual benefits to be derived from, this Agreement, the parties hereto agree as follows:

1.           EMPLOYMENT.  The Company hereby employs the Executive, and the Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2.           DUTIES.  The Executive be shall employed in the position of Chief Operating Officer of the Company and shall perform the duties described in Exhibit “A” attached hereto and such other duties as shall be assigned by the Chief Executive Officer or by the Company’s Board of Managers (the “Board”) from time to time.  The Executive shall diligently and faithfully execute and perform such duties, subject to the general supervision and control of the Company’s President.  The Executive shall devote substantially all of his business time, attention, skill and efforts to the faithful performance of his duties hereunder to the business of the Company and shall not, during the Employment Term (as the term is defined in Section 5.1 below) be actively engaged in any other business activity, except with the prior written consent of the Company’s Board of Managers, and provided that such activity will not: (i) adversely affect or materially interfere with the performance of the Executive’s duties hereunder; (ii) involve a conflict of interest with the Company; or (iii) involve activities competitive with the business or proposed business of the Company.

3.           COMPENSATION AND BENEFITS.  As the entire consideration for the services to be performed and the obligations incurred by the Executive hereunder, and subject to the terms and conditions hereof, during the Employment Term the Executive shall be entitled to the following:

3.1           Base Salary.  Subject to Section 5 below, commencing on the date hereof, the Company shall pay the Executive an annual base salary of $195,000 on an annual basis, subject to increase(s), if any, as determined from time to time by the Company’s Board of Managers.

3.2           Payment of Base Salary.  The Company will pay the Executive his annual base salary in equal, semi-monthly installments or at more frequent intervals in accordance with the Company’s customary pay schedule.

3.3           Additional Benefits.  The Executive shall be entitled to participate, to the extent of his eligibility in any employee benefit plans made available by the Company to its employees during the Employment Term, including, without limitation, such bonus plans, pension or profit sharing plans, incentive stock option plans, retirement plans and health, life, hospitalization, dental, disability or other insurance plans as may be in effect from time to time.  Such participation shall be in accordance with the terms established from time to time by the Company for individual participation in any such plans. Notwithstanding the foregoing, the Company may terminate or reduce benefits under any benefit plans and programs to the extent such reductions apply uniformly to all senior executives enabled to participate therein, and the Employee's benefits shall be reduced or terminated accordingly.

3.4           Vacation, Sick Leave and Holidays.  The Executive shall be entitled to vacation, sick leave and holidays at full pay in accordance with the Company’s policies established and in effect from time to time, but in no event shall the Executive receive less than four weeks of paid vacation annually.

3.5           Deductions.  The Company shall have the right to deduct and withhold from the compensation due to the Executive hereunder, including salary and bonus, such taxes and other amounts as may be customary or required by applicable state or federal law.

3.6           Bonus Program.  The Executive will be permitted to participate in and receive payments under the annual bonus program targeted for approximately 40% of the Executive’s annual base salary as described in the Company’s bonus program.  The Executive shall also be entitled to receive any additional bonus as declared by the Company’s Board of Managers.

4.           BUSINESS EXPENSES.  The Company shall promptly reimburse the Executive for all reasonable out-of-pocket business expenses incurred in performing the Executive’s duties and responsibilities hereunder in accordance with the Company’s policies with respect thereto in effect form time to time, provided that the Executive promptly furnishes to the Company adequate records and other documentary evidence required by all applicable federal and state laws, rules and regulations issued by the appropriate taxing authorities for the substantiation of each such business expense as a deduction on the federal and state income tax returns of the Company.

5.           TERM AND TERMINATION.

5.1           Employment Term.  Subject to earlier termination as provided in Sections 5.2, 5.3 and 5.4 below (and except for the provisions of this Agreement and the Exhibits attached hereto that, by their terms, continue in force beyond the termination thereof), the term of this Agreement shall commence on the Effective Date and end on March 30, 2011 (the “Employment Term”).  Unless earlier terminated or unless either the Executive or the Company provides written notice to the other party of their desire to terminate this Agreement at least 180 days prior to the end of the Employment Term (or any renewal thereof), the Employment Term will automatically renew for additional one year periods on the same terms as provided herein.  If the Employment Term is renewed or extended as set forth in Section 5.7, the term “Employment Term” will be interpreted herein to include such renewal or extended term.  If at the completion of the Employment Term, the Company and the Executive determine not to renew or extend the Executive’s employment, the Executive shall be paid by the Company the Severance compensation set forth under Section 5.6 hereunder.

5.2           Termination Without Cause.  Subject to Section 5.5.1 below, either the Company or the Employee may terminate this Agreement and the Executive’s employment hereunder without cause, and for any or no reason, at any time during the Employment Term effective upon at least 30 days written notice by the terminating party to the non-terminating party.  The Executive’s employment shall be deemed to have been terminated by the Company without cause if (i) the Executive’s authority, responsibility or position are materially changed or reduced for any reason including in conjunction with a sale or merger of the Company; (ii) the Executive is required to relocate his principle place of employment more than 50 miles from his principle residence; or (iii) the Executive’s salary, available bonus or benefits are reduced other than as part of a proportional reduction for all Company officers.

5.3           Termination For Cause.  This Agreement and the Executive’s employment hereunder shall terminate upon the Executive’s disability or death and is otherwise immediately terminable for cause (as that term is defined below) upon written notice by the Company to the Executive providing 15 days to cure any deficiency.  As used in this Agreement, “cause” shall include: (i) habitual neglect of or deliberate or intentional refusal to perform the Executive’s duties or responsibilities under this Agreement or to follow the Company’s policies or procedures or directives of the Company’s Board of Managers; (ii) fraudulent or criminal activity negatively impacting the Company; (iii) any grossly negligent or intentionally dishonest or unethical activity negatively impacting the Company; (iv) any deliberate breach of fiduciary duty or intended unauthorized disclosure of the Company’s trade secrets, confidential information or any of the Company’s Proprietary Information (as that term is defined in Section 6.3 below); or (v) fraudulent conduct in connection with the business or affairs of the Company, regardless of whether said conduct is designed to defraud the Company or others.

5.4           Termination for Disability.  The Company’s Chairman may terminate this Agreement and the Executive’s employment hereunder, upon written notice to the Executive, for the “disability” (as that term is defined below) of the Executive for 90 days in any 120 day period during the Employment Term if the Company’s Board of Managers (with the Executive abstaining) determines in its sole discretion that the Executive’s disability will prevent the Executive from substantially performing his duties and responsibilities hereunder.  As used in this Agreement, “disability” shall be defined as (i) the Executive’s inability, by reason of physical or mental illness or other cause, to substantially perform his duties and responsibilities hereunder, or (ii) in the discretion of the Company’s Board of Managers (with the Executive abstaining), disability as that term is defined in any disability insurance policy of the Company in effect at the time in question.  The Executive shall receive full compensation, benefits and reimbursement of expenses pursuant to the terms of this Agreement as outlined in Section 5.5.2.

5.5           Effect of Termination.

5.5.1           Termination Without Cause; Severance Compensation.  Subject to the Severance Compensation set forth in Section 5.6, the Company may, without cause, terminate this Agreement at any time upon notice to the Executive as provided in Section 5.2.  Notwithstanding anything herein to contrary, the Company’s obligations to the Executive in the event the Company terminates the employment under Section 5.2 and this Section 5.5.1, shall be to pay the Executive the Severance compensation set forth under Section 5.6, offer to buy within 30 days a total of 20% of the Executive’s beneficially held equity holdings in the Company, which offer the Executive shall have the right to accept or reject in whole or in part within 30 days of his termination, for a price equal to the prior 30 day average market price per equivalent equity unit if the Company’s securities are publicly traded, or if the Company’s securities are not publicly traded, for the greater of (i) 1.50 times the price per equivalent equity unit received for the last equity units issued by the Company through a private or public placement of its securities or in conjunction with any merger or acquisition of the Company, and (ii) a price per equity unit determined by calculating the Company’s value at 10 times annual revenues divided by the total number of equity units outstanding.

5.5.2           Termination for Death or Disability.  In the event the Executive’s employment is terminated for reason of disability, as described herein, the Executive shall receive full compensation, benefits and reimbursement of expenses through the 180 day period following the effective date of termination for such disability.   In the event the Executive’s employment is terminated for reason of death, the Executive’s heirs or estate shall receive the equivalent of full compensation through the 180 day period following the date of death and reimbursement of all outstanding.

5.5.3           Termination for Cause.  In the event the Executive’s employment is terminated for cause hereunder, all obligations of the Company and all duties and responsibilities of the Executive shall cease except as otherwise expressly provided herein or in the exhibits attached hereto.  Upon such termination, the Executive or the Executive’s representative or estate shall be entitled to receive only the compensation, benefits and reimbursement earned by or accrued to the Executive under the terms of this Agreement prior to the date of termination computed pro rata up to and included the date of termination, but shall not be entitled to any further compensation, benefits or reimbursement from such date.

5.6           Severance Compensation.  Upon the termination of the Executive’s employment by the Company without cause, the Company shall pay any salary and prorata annual bonus (calculated at 100%) due through the end of the then current term, but in no event less than the equivalent of 12 months salary and bonus payable in three equal monthly installments beginning the month of termination.

5.7           New Term.  The term of this Agreement shall automatically be set for a two year period, regardless of the time remaining under the then existing Term, upon and from the occurrence of any of the following “Trigger Events:”

(a)           a merger or acquisition in which the Company is not the surviving entity (defined as a corporation in which the Company’s stockholders do not hold a controlling interest), except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(b)           the sale, transfer, or other disposition of all or substantially all of the assets of the Company (“substantially all” means for this section a sale of assets the value of which exceeds 50% of the total book value of all of the assets of the Company);

(c)           any reverse merger in which the Company is the surviving entity but in which 50% or more of the Company’s outstanding voting stock is transferred to holders different from those holding such stock immediately prior to such merger; or

(d)           a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of the Company’s common stock resulting in more than a 30% increase in the number of shares to be issued and outstanding.

6.           PROPRIETARY INFORMATION.

6.1           Return of Proprietary Information.  Upon the termination of this Agreement and the Executive’s employment hereunder for any reason whatsoever (whether such termination shall be with or without cause), the Executive shall immediately return and turn over to the Company any and all Proprietary Information (as that term is defined in Section 6.3 below) in his possession or under his control.  The Executive shall have no right to retain any copies of any material qualifying as Proprietary Information for any reason whatsoever after the termination of his employment hereunder without the express written consent of the Company, except such information that is relevant to the Executive’s equity holdings in the Company and generally available to Company equity holders.

6.2           Non-disclosure.  It is understood and agreed that, in the course of the Executive’s employment hereunder and through his activities for an on behalf of the Company, as provided in this Agreement, the Executive will receive, deal with and have access to Proprietary Information and that the Executive holds and will hold the Company’s Proprietary Information in trust and confidence for the Company and for its benefit only.  The Executive agrees that he will not, during the Employment Term or thereafter, in any fashion, form or manner, directly or indirectly, retain, make copies of, divulge, disclose or communicate to any person, company, corporation, firm, partnership or entity, in any manner whatsoever (except when necessary or required in the normal course of the Executive’s employment hereunder and for the benefit of the Company or with the express written consent of the Company), any of the Company’s Proprietary Information or any information of any kind, nature or description whatsoever concerning any  matters affecting or relating to the Company’s business or proposed business operations.

6.3           Proprietary Information Defined.  For purposes of this Agreement, “Proprietary Information” means and includes the following:  (i) the identity of Business Contacts (as that term is defined below) in, of or to the Company; (ii) any written, typed or printed lists or other materials identifying Business Contacts or potential Business Contacts of the Company; (iii) any financial or other information supplied to the Company by Business Contacts; (iv) any and all data or information involving the techniques, programs, methods, formulas, data, information, or contacts employed by the Company in the conduct of its business or proposed business operations; (v) any lists, documents, manuals, records, forms or other documents, instruments, forms or materials used by the company in the conduct of its business or proposed business operations; (vi) any descriptive materials describing the methods and procedures employed by the Company in the conduct of its business or proposed business operations; and (vii) any other secret, proprietary or confidential information (including, but not limited to, Proprietary Information) or data concerning or related to the Company or the Company’s business or proposed business operations.  The terms “list,” “document” or their equivalent, as used in this Section 6.3, are not limited to a physical writing or compilation, but rather include any and all information or data whatsoever regarding the subject matter of the term “Business Contacts” shall mean any of the Company’s clients, customers, suppliers, joint venture partners and investors.  For purposes of this Agreement, “Proprietary Information” shall not include information that is available in the public domain through no fault of or violation of this Agreement by the Executive.

6.4           Patent or Copyright Rights. Any new patents, or other proprietary rights including, but not limited to, trademarks, copyrights and trade secrets relating to or constituting new products or processes developed by the Employee during the term of the Employee's employment hereunder shall be the property of the Company.

6.5           Violation.  If any of the covenants or agreements contained in this Section 6 are violated, the Executive agrees and acknowledges that any such violation or threatened violation will cause irreparable injury to the Company and that the remedy at law for any such violation or threatened violation will be inadequate and that the Company will be entitled to injunctive relief and other equitable remedies without the necessity of proving actual damages.

6.6           Enforceability.  Employee agrees that the covenants in this Section shall be construed as an agreement independent of any other provision of this Agreement so that the existence of any claim or cause of action by either the Employee or the Company against the other, whether predicated on this Section or otherwise, shall not relieve  Employee of his or her obligations under this Section 6.

7.           TERMINATION OF PRIOR AGREEMENTS.  This Agreement terminates and supersedes any and all prior agreements and understandings between the parties hereto (whether written or oral) with respect to employment or with respect to the compensation of the Executive by the Company.

8.           ASSIGNMENT.  This Agreement is for the unique personal services of the Executive and is not assignable or delegable in whole or in part by the Executive without the prior written consent of the Company.  This Agreement may be assigned or delegated in whole or in part by the Company and, in such case, shall be assumed by and become binding upon the person or entity to which this Agreement is assigned.  The Company shall remain liable for its obligations hereunder in the event of any assignment unless the assignee of the Company shall have a net worth equal to or greater than the net worth of the Company on the date of such assignment.

9.           WAIVER OR MODIFICATION.  Any waiver, change, modification, extension (other than an automatic extension of the Employment Term pursuant to Section 5.1 above), discharge or amendment of any provision of this Agreement shall be effective only if in writing in a document that specifically refers to this Agreement and such document is signed by the party against whom enforcement of any waiver, change, modification, extension, discharge or amendment is sought.  The waiver by either party of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision hereof or any subsequent breach of the same provision hereof.

10.           SEVERABILITY; INTERPRETATION.  In the event that any term or provision, including any part of a Section or subsection, of this Agreement is invalid or unenforceable for any reason, such invalid or unenforceable term or provision shall be severed herefrom, and the remaining terms or provisions of this Agreement, including the remaining Sections and subsections, shall remain in full force and effect.  The parties to this Agreement agree that the court making a determination that any term or provision of this Agreement is invalid or unenforceable shall modify the time, duration, geographic scope or area and/or application of the term or provision so that the term or provision is enforceable to the maximum extent permitted by applicable law.  Notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty in this Agreement shall not be construed against either of the parties hereto based upon authorship or any of the terms or provisions hereof.

11.           NOTICES.  Any notice required or permitted hereunder to be given by either party shall be in writing and shall be delivered personally or sent by certified or registered mail, postage prepaid, or by private courier to the other party to the address set forth below or to such other address as either party may designate from time to time according to the terms of this Section 11:

• To the Executive at:	11781 Lone Peak Parkway, Suite 270 Draper, Utah 84020

• To the Company at:	Sequoia Media Group, LC Attn: Corporate Secretary 11781 Lone Peak Parkway, Suite 270 Draper, Utah 84020

A notice delivered personally or by private courier shall be effective upon receipt.  A notice delivered by mail shall be effective on the third day after the day of mailing.

12.           GOVERNING LAW; JURISDICTION AND VENUE.  This Agreement shall be governed by and construed in accordance with the laws of the State of Utah without giving effect to any applicable conflicts of law provisions.  The parties consent to the exclusive jurisdiction and venue of the appropriate federal or state court in Salt Lake County, State of Utah.

13.           DISPUTE RESOLUTION.  In the event of any dispute (each, a “Dispute”) between the Parties in connection with the performance of this Agreement, each party agrees to negotiate in good faith to attempt to resolve such Dispute.  (Notwithstanding the forgoing, this obligation to negotiate does not apply to termination pursuant to Section 5.3.)  The parties must complete the foregoing dispute resolution process before serving written notice on the other party alleging a material breach of this Agreement in accordance with Section 14 provided however; the parties acknowledge and agree that not every Dispute will rise to the level of a material breach.

14.           ARBITRATION.  In the event a Dispute cannot be resolved through good faith negotiations, the parties agree that any dispute arising out of this Agreement shall be resolved through arbitration in accordance with the then current Rules of Commercial Arbitration of the American Arbitration Association or any successor organization (the "AAA").  The party desiring to initiate the arbitration process shall give written notice to that effect to the other party and shall, in such written notice, include a brief statement of its claims.  Within ten (10) days of the note of intent to arbitrate, the parties shall meet for the purpose of attempting to jointly select a single arbitrator to serve in the matter. If they are unable to agree on the designation of the arbitrator, either party may apply to the AAA for the appointment of a single arbitrator in accordance with the rules of the AAA then in effect.  The arbitration proceeding shall be held within 60 days of the appointment of the arbitrator and the arbitrator shall render his or her decision within 30 days after the conclusion of the arbitration proceeding.  The decision of the arbitrator shall be final and binding upon, and non-appealable by, the parties and any judgment may be had on the decision and award so rendered in any court of competent jurisdiction.  The prevailing party shall be entitled to all costs incurred in connection with the arbitration proceeding, including the fees of the arbitrator, its reasonable attorneys' fees, witness fees and other costs as determined by the arbitrator.

15.           TAXES.  Any payments provided for hereunder shall be paid net of any applicable withholding or other employment taxes required under federal, state or local law.

16.           SURVIVAL.  The obligations under Sections 5, 6, and 10-19 hereof shall survive the expiration of this Agreement.

17.           SUPERSEDE.  This Agreement supersedes and replaces in its entirety any existing employment agreement by and between the Employee and the Company as of the date of this Agreement.  Both parties acknowledge and agree that this provision does not trigger any termination, expiration or other rights that might be available to Employee under any prior existing employment agreement.

18.           ENTIRE AGREEMENT.  This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope.  All Exhibits attached hereto are deemed to be incorporated herein by reference.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

THE COMPANY: SEQUOIA MEDIA GROUP, LC, a Utah limited liability company By: ________________________________________ Its: ________________________________________	THE EXECUTIVE: By: _________________________________________ Edward B. Paulsen

Exhibit “A”

EMPLOYMENT DUTIES

Subject to the direction of the Company’s Board of Managers, during the Employment Term the Executive shall perform the following duties, and such other duties and responsibilities as may be determined and assigned to the Executive from time to time by the Company’s Board of Managers:

▪	Shall serve as COO of Sequoia Media Group, LC and assume the normal and customary duties of such position.

▪	Shall be responsible for overseeing business operations the Company.

▪	Shall be responsible to make sure the Company and its subsidiaries, if any, remain in compliance with all applicable state and federal tax laws.

▪	Shall perform any reasonable duty or service as may be requested by the Company’s Board of Managers.

The Executive shall report directly to the President.

Exhibit “B”

BONUS PLAN

Pursuant to a resolution of the Board of Managers dated December 7, 2007, a Bonus Pool was established and will be funded from which executives and employees of the Company will be paid bonuses as described therein.